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                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.      )

Filed by Registrant [ X ]
Filed by Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement   [   ]  Confidential, for Use of the
                                            Commission Only (as permitted
                                            By Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[ X ]  Soliciting Material Under Rule 14a-12

                                 Uni-Marts Inc.
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               (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]  No fee required
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities pursuant to which transaction applies:

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    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    4) Proposed maximum aggregate value of transaction:

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    5) Total fee paid:

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[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	 1)  Amount Previously Paid:

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                                  Contact:    N. Gregory Petrick
                                              Executive Vice President and CFO

Press Release
FOR IMMEDIATE RELEASE
---------------------


                       UNI-MARTS EXECUTES LETTER OF INTENT
                       -----------------------------------
                     FOR SALE OF COMPANY TO MANAGEMENT GROUP
                     ---------------------------------------

     STATE COLLEGE, PENNSYLVANIA, June 3, 2003 - Uni-Marts, Inc. (AMEX: UNI) announced today that it has entered into a letter of intent for a merger transaction with HFL Corporation ("HFL") in which HFL will acquire, for cash, all of the outstanding shares of Uni-Marts common stock (other than shares owned by HFL and its affiliates) for a price of $2.25 per share. HFL is a privately-held corporation controlled by Henry D. Sahakian, Chief Executive Officer and Chairman of the Board of Uni-Marts, and Daniel Sahakian, a Director of Uni-Marts and the brother of Henry Sahakian.

     The consummation of the transaction contemplated by the letter of intent is subject to various conditions, including that the Uni-Marts Board receive an opinion from a financial advisor that the cash price is fair from a financial point of view to the Uni-Marts stockholders, the lenders to the Company consent to the transaction and stockholder approval. The Special Committee of the Uni-Marts Board negotiating the transaction has engaged the investment banking firm of Boenning & Scattergood, Inc. to render the fairness opinion. The letter of intent expires on June 27, 2003 if the parties have not executed a definitive merger agreement by such date.

     The letter of intent is not subject to any due diligence or financing contingencies. HFL has delivered to Uni-Marts a $250,000 cash deposit which is not refundable if HFL is unable to proceed to closing for any reason other than the inability to execute a mutually agreeable definitive merger agreement, the failure by the Uni-Marts Board to obtain a favorable fairness opinion or the failure to obtain the required consents of the Company's lenders.

     The letter of intent provides that if the transaction is terminated by Uni-Marts prior to execution of a definitive merger agreement with HFL (other than a termination because the Company does not receive a favorable fairness opinion or the expiration of the letter of intent), all of HFL's out-of-pocket expenses up to $100,000 will be paid by Uni-Marts. In addition, if Uni-Marts terminates the letter of intent (other than because of the failure to receive a favorable fairness opinion or the expiration of the letter of intent) and, within six months of such termination, Uni-Marts enters into a binding agreement with respect to a transaction such as a business combination with any person or entity other than HFL, Uni-Marts will pay to HFL a fee of $1.5 million upon consummation of such transaction. Each party shall otherwise pay its own legal, accounting and investment banker fees and expenses incurred in connection with the contemplated transaction.

     Henry D. Sahakian commented on the proposed transaction, "While management of the Company will continue to pursue its previously-announced divestiture plan, the execution of such plan will require an extended period of time. Management is anxious to create liquidity for the Uni-Marts shareholders as soon as possible. We are therefore gratified to be able to offer the Uni-Marts shareholders a cash price for their shares representing a significant premium to the recent market price of the shares."

     Mr. Stephen B. Krumholz, Chairman of the Special Committee of the Uni-Marts Board, stated, "The Committee has spent a great deal of time in the pursuit of a strategic alternative which will provide the greatest benefit to Uni-Marts, its shareholders and employees. We feel that the merger with HFL will prove to be the best alternative for all involved parties and look forward to the consummation of the transaction."
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     At June 2, 2003, Uni-Marts operated 294 convenience stores and Choice
Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 238 of these locations.

Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any sale transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.

* * * * * * * * * * * * * * *

The foregoing press release was issued by Uni-Marts, Inc. today, June 3, 2003, and is being filed pursuant to Rule 14a-12 of the Securities Exchange Act to the extent that it may be deemed to constitute a solicitation.

In connection with the proposed merger, upon successful completion of the definitive asset purchase agreement, Uni-Marts will file proxy materials with the Securities and Exchange Commission for a special meeting of stockholders to vote on the proposed merger of Uni-Marts and HFL. It is anticipated that the special meeting will be held in the third calendar quarter of 2003, with the exact timing dependent on the completion of necessary filings. Uni-Marts' stockholders are not being asked to take any action at this time.

Stockholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Uni-Marts will provide stockholders free copies of the proxy statement and other documents when they become available. In addition, documents filed by Uni-Marts with the SEC will be available free of charge at the SEC's Web site at www.sec.gov.

Uni-Marts and its directors may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of stockholders of Uni-Marts in connection with the proposed transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Uni-Marts with the SEC. Stockholders of Uni-Marts can obtain this information by reading the proxy statement when it becomes available.